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                                                                    Exhibit 3.17

                           PCA NATIONAL OF TEXAS L.P.

                              A Limited Partnership
                           Organized Under the Laws of
                               the State of Texas

                              Dated: April 25, 2000

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THE PARTNERSHIP UNITS EVIDENCED BY THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON
ASSIGNMENT AND TRANSFER SET FORTH HEREIN. THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL REGISTERED OR UNTIL THE GENERAL PARTNER HAS RECEIVED AN OPINION OF LEGAL COUNSEL, OR OTHER ASSURANCES SATISFACTORY TO THE GENERAL PARTNER, THAT SUCH UNITS MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION, ALL AS PROVIDED IN THIS DOCUMENT.
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Warshauer

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                           PCA NATIONAL OF TEXAS L.P.

          THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement") is entered into, effective as of the Organization Date, by and among PCA National, Inc., a North Carolina corporation, as General Partner, and PCA Photo Corporation of Canada, Inc. as Limited Partner, each of whom hereby agrees and certifies as follows:

                                   ARTICLE I

                                 THE PARTNERSHIP

          1.1 Formation. On April 25, 2000 the Partnership's Certificate of Limited Partnership was filed in the Office of the Secretary of State of Texas, and in accordance with Act Section 2.01 the parties hereto desire to consummate the formation of the Partnership by entering into this Agreement pursuant to the provisions of the Act for the purposes and upon the terms and conditions hereinafter set forth.

          1.2 Purposes and Character of the Business. The purposes of the Partnership are as follows:

                    (a) to purchase, exchange, or otherwise acquire income-producing assets or interests, including real property;

                    (b) to acquire, own, hold, preserve, control, invest, reinvest, loan, or otherwise dispose of the assets of the Partnership and to manage, control, and invest in other businesses and entities;

                    (c) to provide for efficient and cost-effective management of securities and other assets contriibuted to the Partnership; and

                    (d) to conduct any other business or joint enterprise which shall be legal for a limited partnership to conduct under the Act.

          1.3 Name and Principal Place of Business. The operations of the Partnership shall be conducted under the name of "PCA National of Texas L.P." The principal place of business of the Partnership is located at 5323 Manor Glen, Kingwood, Texas 77345, and/or such other place or places as the General Partner may determine from time to time.

          1.4 Registered Agent and Registered Office. The registered agent, as required by Section 1.06 of the Act, is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company. The registered office of the Partnership, as required by Section 1.06 of the Act, is located at 800 Brazos, Austin, Texas, 78701. This Section 1.4 of the Agreement may be amended from time to time by the General Partner to reflect any change in the registered agent or the registered office of the Partnership.

                                   ARTICLE II

                                   DEFINITIONS

          The terms defined in this Article II wherever used and capitalized in this Agreement shall have the following meanings:

          "Act" means the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann. art. 6132a-1 et seq., as now enacted or hereafter amended.

          "Bankruptcy" means, with respect to any Person (including the Partnership), that Person's filing of a petition or otherwise voluntarily commencing a case or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding, seeking relief under any federal or state bankruptcy, insolvency, or debtors' reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; being adjudicated a "bankrupt," "debtor," or "insolvent" under any such law; there being appointed under any such law a "trustee," "receiver," or "custodian" to manage his, her, or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication, or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within ninety (90) days after being commenced.

          "Book" means the method of accounting required to comply with Appendix A, as distinguished from any other accounting method that the Partnership may adopt for financial reporting or other purposes.

          "Capital Account" means the capital account of a Partner maintained in accordance with Section 4.1 of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended. All references to particular sections of the Internal Revenue Code shall be deemed to include reference to corresponding provisions of subsequent Federal tax law.

          "Excess Cash" means the amount of cash (from whatever source) of the Partnership on hand from time to time that is in excess of the required equity of the Partnership as determined by the General Partner, taking into account the general needs of the Partnership for working capital and investments, the preservation of Partnership property, contingencies, debts, and the fiduciary duties owed by the General Partner to the Limited Partners and the Partnership.

          "Excess Deficit Balance" has the meaning set forth in Appendix A, attached hereto.

          "Fiscal Year" means the fiscal year of the Partnership, and its taxable year for Federal income tax purposes, which shall be the calendar year.

          "Foreign Partner" has the meaning set forth in Section 11.3(a) of this Agreement.

          "General Partner" means those Persons listed on Schedule I as holding one or more General Partner Units, and any other Person who is admitted as a general partner in accordance with this Agreement and the Act, so long as such General Partner holds at least one General Partner Unit; provided, however, that the parties hereto hereby acknowledge and agree that it is at this time contemplated that PCA National, Inc., a North Carolina corporation shall be merged with and into PCA Delaware Merger Corporation, a Delaware corporation (the "Merger") which shall subsequently be converted into PCA National LLC, a Delaware limited liability company (the "Conversion"); provided further, however, that at the time of the Merger and at the time of the Conversion the entity succeeding to PCA National, Inc., a North Carolina corporation, by Merger and then by Conversion shall constitute the valid General Partner of the Partnership without any further action required.

          "General Partner Unit" means a Unit entitling the Partner who is the holder thereof to serve as a General Partner of the Partnership pursuant to the terms of this Agreement.

          "Indemnitee" has the meaning set forth in Section 12.1 of this Agreement.

          "Limited Partner" means those Persons listed on Schedule I as holding one or more Limited Partner Units, and any other Person who is admitted as a limited partner in accordance with this Agreement and the Act, so long as such Limited Partner holds at least one Limited Partner Unit.

          "Limited Partner Unit" means a Unit that is not a General Partner
Unit.

          "Non-Resident Partner" has the meaning set forth in Section 11.3(b) of this Agreement.

          "Organization Date" means April 25, 2000.

          "Outstanding Units" means the number of Units shown on the books and records of the Partnership to be outstanding other than Units held by the Partnership; provided, however, that for purposes of a written approval or affirmative vote required to take any action hereunder, the number of Outstanding Units shall not include Units held by an assignee who has not been admitted as a Limited Partner pursuant to the terms of this Agreement.

          "Partners" means and includes the General Partner and the Limited Partners. In addition, any reference to a Partner shall, unless the context clearly requires otherwise, be deemed a reference to his predecessor and successor (other than a mere assignee) in interest.

          "Partnership Property" means all of the property owned by the Partnership.

          "Partnership Unit" or "Unit" means an interest of a Partner or an assignee in the Partnership representing such fractional part of the interests of all Partners or assignees pursuant to this Agreement as is equal to the quotient of one divided by the number of Outstanding Units.

          "Person" means a natural person, partnership (whether general or limited and whether domestic or foreign), trust, estate, association, corporation, limited liability company, limited liability partnership, custodian, nominee, or any other individual or entity in its own or any representative capacity.

          "Residual Net Profits" has the meaning set forth in Section 4.2(b)(iii) of this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Termination" has the meaning set forth in Section 8.2(d) of this Agreement.

          "TMP" has the meaning set forth in Section 5.14 of this Agreement.

          "Transfer" means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift, or attempt to create a security interest in any Unit or portion thereof whether voluntary or involuntary, by operation of law or otherwise.

          "Withdrawal" or "Withdraw" means, with respect to a General Partner, an event of withdrawal as defined in Section 4.02 of the Act.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

          3.1 Capital Contributions. The Partners hereby contribute to the Partnership that property more fully described on Schedule I, attached hereto. From time to time, the Partners may contribute to the capital of the Partnership, in money or other property, in proportion to their interests in the Partnership; provided, however, that, except as provided in Sections 6.1, 8.2(e), 10.5, or 11.3 of this Agreement, no Partner shall be required to make any such additional capital contribution unless all of the Partners unanimously consent to the requirement that they make such additional capital contributions.

          3.2 Initial Interest in the Partnership. Each Partner has subscribed for the number of Partnership Units as further described in Schedule I, attached hereto, and shall have an interest in the Partnership proportionate to such Units as provided in this Agreement.

          3.3 No Interest On Capital. No interest shall be paid by the Partnership on the contributions to the capital of the Partnership by the Partners.

          3.4 Excess Contributions. If any Partner advances any funds to the Partnership in excess of his, her, or its required contribution to the capital of the Partnership, the amount of any such advance shall not be deemed a capital contribution, but shall be an obligation of the Partnership to such Partner and shall be repaid by the Partnership on such terms as the General Partner and such Partner mutually determine as of the date of the advance.

                                   ARTICLE IV

                    ALLOCATION OF PROFITS, GAINS, AND LOSSES;
                            DISTRIBUTIONS TO PARTNERS

          The Partners agree that the income, profits, gains, and losses of the Partnership shall be allocated, and cash distributions of the Partnership shall be made, as follows:

          4.1 Capital Accounts. Each Partner shall have a Capital Account maintained as set forth in Appendix A.

          4.2 Allocations of Book Income and Loss. Except as stated in Appendix A, the Partnership's Book income and loss for any Fiscal Year shall be allocated among the Partners in the following order of priority:

          (a) Net Loss. Any net loss shall be allocated to and among the Partners in the following order of priority:

               (i) Except as provided in Section 4.2(a)(iii) with respect to allocations that would cause a Limited Partner to have an Excess Deficit Balance, all losses shall be allocated in an amount equal to the excess, if any, of the residual net profits allocated to the Partners pursuant to Section 4.2(b)(iii) over all prior allocations of losses to the Partners pursuant to this Section 4.2(a)(i). Allocations of losses pursuant to this Section 4.2(a)(i) are intended to offset prior allocations, if any, of Residual Net Profits and shall, in each case, be made to and among the Partners in proportion to their respective Units.

          (ii) Except as provided in Section 4.2(a)(iii) with respect to allocations that would cause a Limited Partner to have an Excess Deficit Balance, a other losses shall be allocated to and among the Partners in proportion to their respective Units.

          (iii)     Notwithstanding the provisions of Sections 4.2(a)(i) and
                    (ii), losses shall not be allocated to a Limited Partner to the extent such allocation would cause such Limited Partner to have (or increase) an Excess Deficit Balance; rather, such losses shall be allocated to the General Partner.

     (b) Net Profit. Any net profit shall be allocated to and among the Partners in the following order of priority:

          (i) First, to the General Partner, until cumulative profits allocated pursuant to this Section 4.2(b)(i) equal cumulative losses allocated to the General Partner pursuant to Section 4.2(a)(iii);

          (ii) Second, to and among the Partners to the extent of the excess, if any, of (A) the aggregate net losses resulting from all prior allocations under Section 4.2(a)(ii) over (B) all prior allocations of profits pursuant to this Section 4.2(b)(ii); and

          (iii) Third, the balance of the net profits ("Residual Net Profits") to and among the Partners in proportion to their respective Units.

          4.3 Tax Allocations. Except as provided in Appendix A, all items of income, gain, loss, and deduction are to be allocated for federal income tax purposes in the same manner as the corresponding allocations are made for Book purposes pursuant to Section 4.2 of this Agreement.

          4.4 Distributions to Partners. Excess Cash shall be distributed to the Partners in proportion to their respective Units at such times and in such amounts as the General Partner shall determine in the General Partner's sole discretion; provided, however, that all distributions shall be made to all Partners with positive capital account balances at the same time and in proportion to the number of Units held by each Partner having a positive capital account balance.

          4.5 Withholding. Except as otherwise required in this Article IV, amounts withheld with respect to a Partner pursuant to Section 11.3 of this Agreement shall be treated as amounts distributed to such Partner for all purposes of this Agreement.

                                   ARTICLE V

                    POWERS AND DUTIES OF THE GENERAL PARTNER

          5.1 Management and Control of Partnership; Action By Consent. The Partners hereby acknowledge and agree that the General Partner shall have the sole and exclusive control of the day-to-day conduct, operation, and management of the business of the Partnership, but only in accordance with this Agreement and the Act. The General Partner shall manage the affairs of the Partnership in a prudent and businesslike fashion and shall use its best efforts to carry out the purposes and character of the business of the Partnership. The General Partner shall devote such of its time as it deems necessary to the management of the business of the Partnership. Nothing in this Section 5.1 shall be construed as authorizing the General Partner to take any of the actions described elsewhere in this Agreement without first having obtained the necessary consent of the Partners as required herein. In accordance with Act Section 4.05(b), the General Partner(s) may take actions by consent without a meeting.

          (a) The Partners may, from time to time, elect, appoint, or replace the General Partner only as expressly provided in this Agreement.

          (b) The General Partner may, but is not required to, receive reasonable compensation for its services as General Partner in accordance with this Agreement.

          5.2 Appointment of Employees and Agents. The General Partner may appoint one or more employees and agents of the Partnership and delegate the authority to conduct the business of the Partnership in accordance with this Agreement and any policy of delegation that may be adopted and revised from time to time by the General Partner. Any power not delegated by the General Partner remains with the General Partner.

          5.3 Specific Powers of General Partner.

          (a) Subject to the limitations imposed by the Act and this Agreement, the authority of the General Partner includes, without limitation, the power to:

               (1) approve the annual operating and capital budgets and strategic plans of the Partnership;

               (2)  authorize any commitment for a capital expenditure;

                       (3) approve any obligation of the Partnership for borrowed money, and make, issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, letters of credit, guaranties, and other instruments and evidences of indebtedness or of contingent liability, and approve the granting of any security therefor;

                       (4) authorize any commitment relating to a loan by the Partnership to any Person or a guaranty by the Partnership of any obligation of any Person;

                       (5) authorize any sale, lease, transfer, or other disposition of any asset of the Partnership or any group of assets, including the disposition of all or substantially all the assets of the Partnership;

                       (6) approve the acquisition of any business or a business division from any Person, whether by asset purchase, stock purchase, merger, or other business combination, including the creation and issuance of additional Partnership Units of any class in connection therewith;

                       (7)   approve any purchase or lease of real property;

                       (8) adopt, approve, or terminate any individual or group employee retirement plan or any other welfare benefit plan or policy or any modifications thereto;

                       (9) authorize the making, modification, amendment, or termination of any agreement (other than this Agreement) with any Member;

                       (10)  authorize any distribution to Partners;

                       (11) change the Fiscal Year of the Partnership or make or modify any tax elections as the General Partner believe to be in the best interests of the Partnership and the Partners;

                       (12) make any determination to indemnify any Person as contemplated by Article XII of this Agreement;

                       (13) establish, amend, or modify rules for the conduct of management by the General Partner;

                       (14) authorize the creation of any subsidiaries or any other investment in, or the acquisition of stocks or bonds or other Persons or any equity interest in any other Person;

                       (15) approve any change of the location of the principal office of the Partnership;

                       (16) approve any license or other grant of rights to or from the Partnership with respect to any patents, trademarks, trade names, service marks, know-how, trade secrets, or other proprietary information;

                       (17) open, conduct, and close checking, savings, custodial, and other accounts on behalf of the Partnership in such banks or other financial institutions as the General Partner may select from time to time;

                       (18) negotiate, enter into, execute, and exercise the Partnership's rights under any and all contracts necessary, desirable, or convenient with respect to its business and affairs;

                       (19) execute any notifications, statements, reports, returns, registrations, or other filings that are necessary or desirable to be filed with any state or federal agency, commission, or authority, including, without limitation, any registration of securities with any state or Federal securities commission, and appear before such agency, commission, or authority on behalf of the Partnership;

                       (20) purchase or bear the cost of any insurance covering the potential liabilities of the Partnership, Partners, any employee of the Partnership, and any other Person acting on behalf of the Partnership;

                       (21) commence, defend, or settle litigation pertaining to the Partnership and its business or assets, provided that the Partnership shall not bear the expenses of any litigation brought against any Partner acting in that capacity, any employee of the Partnership, or any other Person acting on behalf of the Partnership except as otherwise provided in this Agreement;

                       (22) employ accountants, attorneys, contractors, brokers, investment managers, engineers, consultants, or other Persons on such terms, and for such compensation, as it considers appropriate, including, without limitation, Persons who may be Partners, or who perform services for, or have business, financial, family, or other relationships with, any Partner or employee;

                       (23) determine the fair market value of all Partnership Property upon a Revaluation Event (as defined in Appendix A) or otherwise;

                       (24) redeem Limited Partner Units, issue additional Limited Partner Units, admit additional Limited Partners, or approve any Transfer of one or more Limited Partner Units in accordance with this Agreement;

                       (25) enter into, make, and perform such contracts, agreements, and other undertakings, to execute, acknowledge, and deliver such instruments, and to do such other acts as it considers necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this
                             Section 5.11(a) including, without limitation, contracts, agreements, undertakings, and transactions with any Partner or with any other Person who performs services for or has any business, financial, family, or other relationship with any Partner; and

                       (26) authorize the filing of a Bankruptcy petition by or on behalf of the Partnership.

               (b) None of the powers granted in Section 5.11(a) herein broadens or extends powers that are specifically limited by other provisions of this Agreement.

               5.4 Duties of the General Partner. The General Partner shall, on behalf of the Partnership and at the expense of the Partnership:

               (a) maintain at the Partnership's principal place of business a list, updated from time to time, that accurately sets forth the names and addresses of the Partners, the Units held by each Partner, and the capital each Partner has paid to the Partnership;

               (b) furnish to each Partner, by the fifteenth day of the third month following the close of each Fiscal Year, all information required for federal and state income tax reporting purposes with respect to the Partnership, including a copy of Schedule K-1 to the Partnership's federal income tax return for the Fiscal Year most recently ended;

               (c) arrange for the preparation of all necessary informational federal income tax forms on behalf of the Partnership and for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Partnership;

               (d) maintain and preserve during the term of the Partnership and for seven (7) years thereafter, or for such longer time as is necessary to determine the cost basis of the Partnership Property, at the Partnership's office designated pursuant to Section
                             1.3 of this Agreement (or, if the Partnership has been terminated, at the location designated by the General Partner in a written notice to the Partners), complete and accurate books of account in accordance with the provisions of this Agreement, a list of the names and addresses of each Partner, copies of the Partnership's certificate of limited partnership, this Agreement, and copies of all financial statements and tax returns of the Partnership for the most recent five-year period during the term of the Partnership;

               (e) execute, acknowledge, and certify all ocuments and instruments and take or cause to be taken all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Texas and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners, (ii) to effectuate the provisions of this Agreement, or (iii) to enable the Partnership to conduct its business;

               (f) obtain and maintain on behalf of the Partnership such all-risk, public liability, workers' compensation, Partner's liability, fidelity, forgery, and other insurance, if any, as may be available on commercially reasonable terms and as may be deemed necessary or appropriate by the General Partner;

               (g) to the extent reasonably deemed necessary or appropriate by the General Partner, cause all persons dealing with the Partnership, the General Partner, or any agent or employee of the Partnership acting on behalf of the Partnership, to be aware of the character of the Partnership as a limited partnership;

               (h) conduct the affairs of the Partnership in compliance with the applicable laws and in the best interests of the Partnership and of the Partners;

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

               (i) not permit the use of Partnership Property for other than the benefit of the Partnership and of the Partners;

               (j) hold all Partnership Property in the Partnership name or, in the case of cash or cash equivalents, in one or more depository accounts as to which the Partnership is a beneficial owner; and

               (k) use reasonable efforts not to cause the Partnership to incur debts or other liabilities and obligations beyond the Partnership's ability to pay such liabilities.

               5.5     Standard of Care.

               (a) The General Partner or any employee of the Partnership, in the performance of his, her, or its duties, is entitled to rely in good faith on information, opinions, reports, and other statements, including financial statements, books of account, and other financial data, if prepared or presented by (i) one or more employees of the Partnership, or (ii) legal counsel, public accountants, or other Persons as to matters within the Person's professional or expert competence.

               (b) The General Partner is to perform or its duties as a General Partner in good faith, in a manner it reasonably believes to be in or not opposed to the best interests of the Partnership, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

               (c) The General Partner cannot be found to have violated Section 5.13(b) herein unless it is proved, by clear and convincing evidence, in an action brought against the General Partner, that it has not met the standard of Section 5.13(b) herein.

               (d) The General Partner is to be liable in damages for any action that it takes or fails to take as a General Partner only if it is proved, by clear and convincing evidence, that its action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Partnership or undertaken with reckless disregard for the best interests of the Partnership.

               5.6 Tax Matters Partner. The General Partner shall serve as the "Tax Matters Partner" for the Partnership (the "TMP") pursuant to Code
Section 6231(a)(7). The TMP shall have the power to (i) enter into a settlement agreement with the Internal Revenue Service (the "Service") with respect to determinations of Partnership tax items that shall bind each Partner who is not entitled to receive notice of the proceedings from the Service, who is not a member of a notice group defined in Code Section 6223(b)(2), and who has not timely filed a statement with the United States Secretary of Treasury (or his delegate) providing that the TMP shall not have authority to bind the Partner, which settlement may be on such terms as the TMP shall determine in his sole discretion to be in the best interests of the Partners as a class; (ii) in his, her, or its sole discretion, decide whether or not to commence judicial action for review of Partnership items included in a notice of final Partnership administrative adjustment, with the selection of the appropriate court and the Partnership items to be contested; (iii) in his, her, or its sole discretion, determine whether to appeal from an adverse decision in an action commenced pursuant to clause (ii) of this Section 5.14 and prosecute any appeal; (iv) in his, her, or its sole discretion, intervene on behalf of the Partnership in any judicial action commenced by any other Partner or notice group defined in Code
Section 6223(b)(2) as to Partnership tax items; (v) file a request with the Service for an administrative adjustment as a substituted Partnership return, or otherwise, and to request judicial review on behalf of the Partnership as to any part of a request for administrative adjustment not allowed by the Service, with the selection of the appropriate court, the Partnership items to be contested, and the decision whether to appeal from an adverse decision in any such action to be determined in the sole discretion of the TMP; (vi) in his, her, or its sole discretion, enter into an agreement with respect to all present or former Partners to extend the period for assessing any tax that is attributable to any Partnership item (and no other Person shall be authorized to enter into any such agreement); (vii) upon receipt of a notice of the commencement of administrative proceedings by the Service, furnish to the Service the name, address, profits interest, and taxpayer identification number of each person who is or was a Partner at any time during the applicable Partnership taxable year and such revised or additional information as may be required by law; and (viii) conform to any tax administrative requirements as may be placed on Tax Matters Partners generally by Treasury Regulations adopted after the date hereof as to income tax or any other federal tax applicable to the Partnership. Any vacancy in the office of the TMP shall be filled from among the remaining General Partner in order of membership interest.

                                   ARTICLE VI

                                LIMITED PARTNERS

               6.1 Limited Liability of Limited Partners. Notwithstanding anything in this Agreement to the contrary, the liability of the Limited Partners arising out of or in any manner relating to the Partnership, or its business shall not exceed the contribution amounts specified or required in
Article III, and Sections 8.2(e) and 11.3, of this Agreement. After such contributions, the Limited Partners shall have no further liability to contribute money or otherwise to, or in respect of, the liabilities or obligations of the Partnership except as otherwise provided under the Act.

               6.2 No Participation in Control or Management; Action Taken By Consent. Except as otherwise provided in this Section 6.2, the Limited Partners shall not take any part or participate in the conduct of, or have any control over, the business of the Partnership, and the Limited Partners shall not have any right or authority to act for or to bind the Partnership in their capacity as Limited Partners. Notwithstanding the foregoing, the Limited Partners may take such actions and participate in the conduct of the business of the Partnership to the extent that the Act allows limited partners to do so without adversely affecting their limited liability under the Act. In accordance with Act Section 3.02(b)(3) the Limited Partner(s) may take action by consent without a meeting.

               6.3 Consent. To the fullest extent permitted by law, the Limited Partners hereby consent to the exercise by the General Partner of all of the rights and powers conferred upon the General Partner by this Agreement.

               6.4 Power of Attorney. Each of the Limited Partners irrevocably constitutes and appoints the General Partner and its designated representative his, her, or its true and lawful attorney to make, execute, swear to, acknowledge, deliver, and file on his, her, or its behalf:

               (a) any certificates required to be filed to evidence the Limited Partner's admission to the Partnership and any other instruments, and any amendments thereto, that may be required to be filed by the Partnership under the laws of the State of Texas or any jurisdiction in which the Partnership shall transact business or in which the General Partner deems it advisable to file;

               (b) any documents, certificates, or other instruments that may be required or deemed desirable by the General Partner to effectuate the provisions of this Agreement or necessary to continue and to carry on the business of the Partnership; and

               (c) all documents, certificates, or other instruments that may be required to effectuate the dissolution and termination of the Partnership or the organization of any successor limited partnership.

               It is expressly intended by each of the Limited Partners that the foregoing power of attorney is coupled with an interest, irrevocable, and shall survive the disability, including death, of such Limited Partner. The foregoing power of attorney shall survive the delivery of an assignment by the Limited Partner of his or her entire interest in the Partnership, except that, if an assignee of such entire interest is admitted as a substitute Limited Partner, then the foregoing power of attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, and file any and all instruments necessary to effectuate such substitution.

                  The power of attorney granted hereby shall not constitute a waiver of, or be used to avoid, the rights of the Limited Partners to approve amendments to this Agreement, vote on the removal of the General Partner, or be used in any other manner inconsistent with the status of the Partnership as a limited partnership or the limited liability of the Limited Partners.

                  6.5 Death of a Limited Partner. The death of a Limited Partner shall not dissolve or terminate the Partnership. In the event of such death, the personal representative of the deceased Limited Partner shall have all the economic rights of a Limited Partner in the Partnership to the extent of the deceased Partner's interest therein, subject to the terms and conditions of this Agreement, and the estate shall be liable for all of his or her liabilities as a Limited Partner.

                                  ARTICLE VII

   WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER; TRANSFERS OF GENERAL PARTNER
                                      UNITS

                  7.1 Transfers of General Partner Units. Subject to that certain Acknowledgment and Consent attached hereto as Schedule II, and except as provided in Section 10.3, the General Partner shall not sell, assign, or encumber any or all of its General Partner Units without the written consent of a majority in interest of the Limited Partners, and then only if:

                  (i) the General Partner provides ninety (90) days written notice to the Partners; and

                  (ii) the General Partner provides a substitute General Partner to the Partnership who is approved in writing by the minimum proportion of the Limited Partners permitted by law from time to time, but in no event less than a majority in interest.

                  7.2 Removal of the General Partner. The General Partner may be removed by vote of a majority in interest of the Limited Partners, but only for "cause," which means (a) a final judicial determination or admission of the General Partner's bankruptcy or insolvency, or (b) a final judicial determination that the General Partner (i) was grossly negligent or engaged in willful misconduct in the performance of the General Partner's obligations under this Agreement, (ii) committed a fraud upon the Partners or upon the Partnership, (iii) was in material breach of a fiduciary duty owed by the General Partner as such to any other Partners, or (iv) was in material breach of the General Partner's obligations under this Agreement. To the extent the remaining General Partner's interests aggregate less than one per cent (1%) in interest of the Partnership, the removed General Partner shall forfeit equal portions of its partnership interests to any remaining General Partner.

                                  ARTICLE VIII

                       TRANSFER OF LIMITED PARTNER UNITS;
                    ADMISSION OF ADDITIONAL LIMITED PARTNERS

                    8.1      Right of First Refusal.

                    (a) A Limited Partner may Transfer his, her, or its Partnership Units, in whole or in part, subject to the right of first refusal in the remaining Partners to acquire such Units pursuant to this Section 8.1. However, in no event shall the assignee of such Units become, or exercise the rights of, a Limited Partner unless the General Partner, in its sole discretion, permits the assignee to become a substitute Limited Partner with respect to such transferred Units and the assignee executes a copy of or joinder to this Agreement.

                    (b) Any Limited Partner who wishes to Transfer any Partnership Units, in whole or in part, or who has reason to believe that an involuntary Transfer or a Transfer by operation of law is reasonably foreseeable, shall first give every other Partner written notice of the intention to Transfer such Units, or portion thereof (the "Offered Units"), or of such Limited Partner's knowledge that such involuntary Transfer or Transfer by operation of law is reasonably foreseeable. Such notice must contain a description of the Offered Units, the consideration that will be paid (if any), and the terms of the Transfer and of any payment of consideration (including, but not limited to, the relative percentages of cash and debt, and the duration, interest rate, and payment schedule of any debt instruments), and the name, address (both home and office), and business or occupation of the person to whom such Offered Units would be transferred, and any other facts that are or would reasonably be deemed material to the proposed Transfer.

                    (c) Upon the receipt of such notice, each other Partner shall have a right to buy a Proportionate Share of the Offered Units at the purchase price set forth in the notice. "Proportionate Share" means that number of Offered Units equal to the product of the number of all Offered Units multiplied by a fraction, the numerator of which is the number of Units held by such Exercising Partner, and the denominator of which is the number of Units held by all Exercising Partners. If one or more Partners fails to exercise the purchase option pursuant to this Section 8.1, then the term "Proportionate Share" means, for each Partner who exercises a purchase option under this Section 8.1 (an "Exercising Partner") with respect to this Transfer when first entitled, such Exercising Partner's Partnership Units as is proportionate to the Partnership Units of all other Exercising Partners, reapplying the provisions of this paragraph (c) until the Partners, in the aggregate, have had the opportunity to exercise rights of first refusal with respect to the entire Offered Units. Each Partner may exercise this right of first refusal by giving the transferring Limited Partner and the General Partner written notice within thirty (30) calendar days after receipt of the notice.

                    (d) If the nontransferring Partners do not elect to buy all of the Offered Units, the transferring Limited Partner may complete the intended Transfer upon the terms set forth in the notice. If such Transfer is not completed within thirty (30) calendar days after expiration of the last exercise period, any attempted Transfer will be deemed pursuant to a new offer and this section shall again apply.

                    (e) The purchase of Partnership Units pursuant to this Section 8.1 shall take place at a closing to be held not later than the tenth
                                    (10th) day after the earlier of: (i) the date on which the Partners' purchase options have all expired, or (ii) the earliest date on which the Partners in the aggregate exercise their purchase options, if any, to buy all of the Offered Units. The closing will be held during normal business hours at the Partnership's principal business office, or at any other place to which the parties agree. At the closing, the buyer shall pay for the Offered Units and the Partnership shall change its books to indicate the change in ownership of the Partnership Units.

                    8.2 Requirements to Transfer. Subject to that certain Acknowledgment and Consent attached hereto as Schedule II, any and all Transfers made pursuant to this Article VIII are subject in all respects to the following:

                    (a) No Transfer shall be made without assurances to the reasonable satisfaction of the General Partner that the Transfer does not violate any law applicable to the Partnership.

                    (b) The General Partner may reasonably require of the transferor or transferee, as a condition to the approval of such Transfer:
                                    (i) (A) registration under the Securities
                                    Act
                                    and applicable state securities laws, or (B) an opinion of counsel, from counsel and in form and substance satisfactory to the General Partner, that such Transfer is exempt from registration under the Securities Act and/or applicable state securities laws; and (ii) representations and warranties from the transferee or the transferring Member concerning the facts and circumstances establishing the basis for the availability of exemptions under the Securities Act and other reasonable assurances relating to any other applicable laws.

                    (c) As a condition to admission as a substitute Partner, an assignee, transferee, legatee, or distributee of all or part of the Units of any Partner shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner reasonably deems necessary or advisable to effect such admission and to confirm the agreement of the Person being admitted as such substitute Partner to be bound by all the terms and provisions of this Agreement. Such assignee, transferee, legatee, or distributee shall pay all reasonable expenses in connection with such admission as a substitute Partner, including, but not limited to, legal fees and costs incurred by the Partnership in connection therewith.

                    (d) If the General Partner determine that a proposed Transfer would, alone or in conjunction with one or more other Transfers, terminate the Partnership as a partnership for federal income tax purposes (a "Termination"), the General Partner may prohibit the proposed Transfer from occurring until the earliest time, as determined by the General Partner, that the Transfer may occur without causing a Termination. If at any time more than one Transfer is being delayed under this Section 8.2(d), the Transfers are to be made in the order in which the General Partner received notice of such Transfers.

                    (e) If a Transfer causes a Termination, the Partner making the Transfer shall be liable to the Partnership and each of the other Partners for any taxes, fines, penalties, damages, or losses which may be due as a result of the Termination, including, without Imitation, costs of enforcement of the Partnership's power to void or otherwise prohibit the Transfer or attempted Transfer.

                    8.3 Acquit Partnership. Following the effective date of Transfer of a Partnership Units pursuant to Section 8.1(e) herein, the Partnership shall pay all finisher distributions of profits or other compensation by way of income or returns of capital in respect of the interest so assigned to the assignee thereof. In the absence of compliance with Section 8.1, any payment in respect thereto by the Partnership to the assigning Limited Partner, or his, her, or its personal representative, shall acquit the Partnership of liability to the extent of such payment to any person who may have an interest in such payment by reason of a Transfer, or by reason of such Partner's death or otherwise.

          8.4 Transfers by General Partner. Except as provided in Section 10.3, the assignee of a General Partner Unit shall not be admitted as a substitute General Partner without the written consent of all the other Partners. In no event shall the assignee of any Partnership Units from a General Partner become, or exercise the rights of a Limited Partner unless the remaining General Partner, if any, in their sole discretion jointly permit the assignee to become a substitute Limited Partner with respect to such transferred Units and the assignee executes a copy of or joinder to this Agreement. The General Partner shall not Transfer its Partnership Units in a manner such that the Partnership would have no General Partner after such Transfer.

                                   ARTICLE IX

                             AMENDMENT OF AGREEMENT

          This Agreement may be amended only with the unanimous written consent of all the Partners.

                                   ARTICLE X

                           DISSOLUTION AND LIQUIDATION

          10.1 Events Causing Dissolution. Subject to the provisions of Section
10.3 herein, the Partnership shall be dissolved only upon the first to occur of any one of the following events:

          (a)    the written consent of all the Partners;

          (b) pursuant to Act Section 8.01(3) an event of withdrawal of a General Partner unless either there remains at least one General Partner or within ninety (90) days after the event of withdrawal all remaining Partners agree in writing to continue the business or activities of the Partnership and agree to the appointment effective as of the date of withdrawal, of one or more new General Partners; and

          (c)    the entry of a decree of judicial dissolution under Section
                 8.02 of the Act.

          10.2 Winding Up and Termination. Upon the dissolution of the Partnership, the affairs of the Partnership shall be wound up and terminated in accordance with Act Section 8.04.

          Upon the winding up of the Partnership, the Partnership Property shall be distributed as follows:

          (a) to creditors, including Partners who are creditors (other than solely as a result of the application of Act Section 6.06), to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof);

          (b) to Partners and former Partners in satisfaction of liabilities for distributions pursuant to Act Sections 6.01 or 6.04;

          (c) to the Partners in an amount equal to the positive capital account balance of each Partner, but if such remaining assets are not sufficient to make such a payment in full, such remaining assets shall be distributed among the Limited Partners in proportion to the respective amounts owed to each, and if any assets are to be distributed in kind, the Partners' capital accounts shall first be adjusted so as to reflect the gain or loss that would be realized if such assets had been sold for their respective fair market values on the date of distribution; and

          (d) the balance of such assets, if any, to the Partners in proportion to the number of Units held by each.

          10.3 Election to Continue the Partnership. Upon the occurrence of an event set forth in Section 10.1(b) herein, the business of the Partnership shall continue to be carried on if, within ninety (90) days after the occurrence of such event, the remaining Partners elect to continue the Partnership by the affirmative vote of a majority of the remaining Partners. Upon such election, the business of the Partnership shall continue pursuant to this Agreement and under the Act; provided, however that the remaining Partners then elect a substitute General Partner who agrees to act as General Partner and continue the Partnership. A substitute General Partner may be elected by the vote of the minimum proportion of remaining Partners then permitted by law, but not less than a majority in interest. If a substitute General Partner is so elected and accepts, the substitute General Partner shall acquire from the departed General Partner(s) an interest in the Partnership that entitles the substitute General Partner to hold in the aggregate at least a one per cent (1%) interest in all items or amounts allocated or distributed as specified pursuant to Article IV. Subject to other written agreements and exceptions agreed to by all the remaining Partners, the substitute General Partner shall assume from and after the date of substitution and upon becoming a party to this Agreement, all the rights, powers, and obligations of a General Partner under this Agreement. In the event a substituted General Partner has not been appointed and admitted within a reasonable time after the special meeting called pursuant to this section, and there is no General Partner remaining, the Partnership shall be dissolved and liquidated as provided in Section 10.2.

          10.4 Final Accounting. Each of the Partners shall be furnished an unaudited statement setting forth the assets and liabilities of the Partnership as of the date of the winding up of the Partnership's affairs. Upon compliance by the winding-up General Partner or Limited Partners with the distribution plan set forth in Section 10.2, the Limited Partners shall cease to be limited partners and the liquidator (whether a General Partner, Limited Partner, or any representative of the foregoing) shall execute and cause to be filed a certificate of cancellation of the certificate of limited partnership of the Partnership and any and all other documents necessary with respect to such termination and cancellation as provided in Section 2.03 of the Act.

          10.5 Deficit Capital Account of a General Partner. If the Partnership is liquidated and a General Partner has a deficit balance in its capital account after taking into account all adjustments thereto, such General Partner shall contribute capital to the Partnership in an amount sufficient to eliminate such deficit by the end of the taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation).

                                   ARTICLE XI

                         FISCAL MATTERS AND WITHHOLDING

          11.1 Tax Information and Elections. Within a reasonable period of time after the end of each Fiscal Year, the General Partner shall furnish to the Partners all information necessary to permit the Partners to prepare all Federal, state and local tax returns they are required to file for the Fiscal Year. The Partnership may make such elections, including any election under Code
Section 754, and use such methods of depreciation and accounting, as the General Partner determine to be most favorable to the Partners.

          11.2 Books and Records. The Partnership books shall be kept in accordance with the method of accounting used by the Partnership for Federal income tax purposes and as otherwise may be required by law. The Limited Partners or their representatives shall have the right to inspect and copy the books and records of the Partnership at all reasonable times after adequate notice to the General Partner. The General Partner shall maintain and preserve during the Term of the Partnership and for seven (7) years thereafter all accounts, books, and other relevant Partnership documents.

          The General Partner shall maintain a list of the names and addresses of all Partners at the principal office of the Partnership. Such list shall be made available for the review of any Limited Partner or his representative at reasonable times, and, upon request either in person or by mail, the General Partner shall furnish a copy of such list to any Limited Partner or his representative for the cost of reproduction and mailing.

               11.3   Foreign Partners and Non- Resident Partners.

               (a) Each Partner is to deliver to the General Partner such documentation as may be required by the General Partner to determine to the satisfaction of the General Partner (and as may otherwise be required by law) whether such Partner is a "foreign partner," a "foreign person," or a "United States person," as those terms are described and defined in Code Sections 1446(e) and 7701(a). If a Partner fails to execute and deliver to the General Partner a nonforeign affidavit or provide the General Partner with other satisfactory evidence as to negate his, her, or its status as a "foreign partner" or "foreign person" in accordance with the provisions of this Section 11.3(a), then: (i) the Partnership shall be entitled hereby to withhold from allocations and distributions to such Partner the amounts required by the Code; (ii) such Partner shall contribute to the Partnership, as and when requested by the General Partner, an amount equal to the amount of tax the Partnership will be required to pay over to the Internal Revenue Service under the Code, including Section 1446 thereof by reason of such Partner's status as a "foreign partner" or "foreign person"; and (iii) such Partner (the "Foreign Partner") shall indemnify, defend, and hold harmless the Partnership and each and every other Partner from and against any and all claim and assessments that may be asserted by any foreign, federal, state, or local tax authority with respect to such Foreign Partner.

               (b) Each Partner is to deliver to the General Partner such documentation as may be required by the General Partner from time to time to determine to the satisfaction of the General Partner (and as may otherwise be required by law) whether such Partner is subject to income tax withholding by the Partnership with regard to allocations of Partnership income to such Partner from sources within the State of Texas or any other jurisdiction in which the Partnership conducts its business. If a Partner fails to execute and deliver to the General Partner an affidavit or provide the General Partner with other satisfactory evidence as to negate his, her, or its status as subject to withholding in such jurisdiction in accordance with the provisions of this Section 11.3(b), then: (i) the Partnership shall be entitled hereby to withhold from allocations and distributions to such Partner the amounts required by the applicable laws of such jurisdiction; (ii) such Partner shall contribute to the Partnership, as and when requested by the General Partner, an amount equal to the amount of tax the Partnership will be required to pay over to the competent tax authority of such jurisdiction by reason of such Partner's status as subject to withholding by the Partnership with regard to allocations of Partnership income to such Partner; and (iii) such Partner (the "Non-Resident Partner") shall indemnify, defend, and hold harmless the Partnership and each and every other Partner from and against any and all claims and assessments that may be asserted by any state or local tax authority with respect to such Non-Resident Partner.

                                  ARTICLE XII

                                 INDEMNIFICATION

               12.1 Right to Indemnity. If any Partner (an "Indemnitee") was or is a party or is threatened to be made a party in any threatened, pending, or completed action, suit, proceeding, or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Partnership or the offer or sale of any Units, the Partnership (but without recourse to the separate assets of any Partner other than the General Partner) shall indemnify the Indemnitee against all losses, costs, and expenses, including attorneys' fees, judgments, and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the action, suit, proceeding, or investigation, so long as the Indemnitee has met the standard set forth in Section 5.13 of this Agreement. The termination of any action, suit, proceeding, or investigation by judgment, order, settlement, or conviction upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner he, she, or it reasonably believed to be in or not opposed to the best interests of the Partnership and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding, or investigation, that he, she, or it had reasonable cause to believe his, her, or its conduct was unlawful.

               12.2 Determination by General Partner. Unless indemnification is ordered by a court, the determination for purposes of Section 12.1 of this Agreement as to whether an Indemnitee met the standard set forth in this Agreement is to be made in the specific case by the General Partner in any manner permitted by this Agreement and the Act.

               12.3 Advancement Of Expenses. Expenses, including attorneys' fees, incurred by any Indemnitee in defending an action, suit, proceeding, or investigation shall be paid by the Partnership as they are incurred, in advance of the final disposition of the action, suit, proceeding, or investigation, but only upon the terms and conditions as the General Partner may determine.

               12.4 Other Rights to Indemnity or Reimbursement; Survival. Notwithstanding the foregoing, indemnification under this Article XII is to be provided only with respect to losses, costs, expenses, judgments, and amounts which otherwise are not compensated for by insurance carried for the benefit of the Partnership. Indemnification under this Agreement is not exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement, or arrangement, whether as to action in an official capacity and as to action in another capacity while holding such position or while employed by or acting as agent for the Partnership, and continues as to an Indemnitee who has ceased to serve in any capacity on behalf of the Partnership and inures to the benefit of the heirs, successors, executors, and administrators of the Indemnitee.

               12.5 Indemnification of Employees and Agents. The Partnership may indemnify any employee or agent of the Partnership upon such terms and conditions, if any, as the General Partner consider appropriate.

               12.6 Insurance. The Partnership may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, for or on behalf of any Person who is or was a Partner, employee, or agent of the Partnership, or who is or was serving at the request of the Partnership as a partner, manager, director, trustee, officer, employee, or agent of another partnership, limited liability company, corporation, joint venture, trust, or other enterprise, so long as the insurance is available on acceptable terms as determined by the General Partner. The insurance or similar protection purchased or maintained for such Person or Persons may be for any liability asserted against them and incurred by them in any capacity described in this Section 12.6 or for any liability arising out of their status as described in this Section 12.6, whether or not the Partnership would have the power to indemnify them against that liability under this Agreement. Insurance may be so purchased from or so maintained with a Person in which the Partnership has a financial interest.

               12.7 Savings Clause. If this Article XII or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify each Indemnitee as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, including any action by or in the right of the Partnership, to the fullest extent permitted by any applicable portion of this Article XII that has not been invalidated and to the fullest extent permitted by applicable law.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

               13.1 Notices and Addresses. All notices required or permitted hereunder shall be in writing sent by United States postage prepaid mail or by telegraph to the Partners at their addresses set forth in this Agreement or such other address of which the Partnership has received notice. Notices, consents, requests, reports, and other documents shall be deemed given or served when delivered, or, if mailed, on the day after the day of mailing, and if sent by telegram, twenty-four (24) hours after the time of dispatch. Any notice to be delivered to the Partnership shall be delivered to each of the General Partner.

               13.2 Waiver of Appraisal. If any Partner shall die, the inventory and appraisement of the property of the Partnership provided for under the laws of the State of Texas, any comparable provision of the law of any other state, or any similar provision of law which may have been enacted in substitution therefor, shall be dispensed with and the interest of such Partner in the Partnership shall be settled and disposed of as provided in this Agreement.

               13.3 Confidentiality. No Partner may, without the unanimous written consent of the General Partner, divulge to any other person or entity any information whatsoever that relates in any way to the services, business or operations of the Partnership, whether before or after the Partnership's dissolution.

               13.4 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons may require.

               13.5 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

               13.6 Counterparts. This Agreement may be executed (whether in original or via facsimile transmission) in one or more counterparts all of which together shall constitute one agreement, binding on all parties hereto, notwithstanding that all the parties are not signatories to the same counterpart.

               13.7 Applicable Law. This Agreement and the rights of the Partners shall be interpreted and enforced in accordance with the laws of the State of Texas.

               13.8 Benefits. This Agreement shall inure to the benefit of and shall bind the parties hereto, their heirs, executors, administrators, permitted successors and permitted assigns.

               13.9 Severability. The invalidity or unenforceability of any provisions of this Agreement in a particular respect shall not affect the validity and enforceability of any other provisions of this Agreement or of the same provision in any other respect.

               13.10 Reference to Statutory Provisions. All references to statutory provisions shall be deeded to include reference to corresponding provisions of subsequent law.

               13.11 Waiver of Action for Partition. Each of the Partners irrevocably waives, during the term of the Partnership and during the period of its liquidation following any dissolution, any right that such Partner may have to maintain any action for partition with respect to any of the assets of the Partnership.

               13.12 Securities Act Matters. Each Partner represents and warrants to the Partnership and every other Partner that such Partner:

               (a)      is domiciled in the United States;

               (b) is fully aware of, and is capable of bearing, the risks relating to an investment in the Partnership;

               (c) understands that his, her, or its interest in the Partnership has not been registered under the Securities Act or the securities laws of any jurisdiction in reliance upon exemptions contained in those laws; and

               (d) has acquired his, her, or its interest in the Partnership for his, her, or its own account, with the intention of holding the interest for investment, and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the Securities Act or any applicable law, including, but not limited to, the requirement that the Partner shall not Transfer (except to a Person resident within the State of North Carolina) any of his, her, or its Units for a period of nine (9) months following the Organization Date, and subject in all other respects to the provisions of
                        Article VIII of this Agreement.

               13.13 Integrated Agreements. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth or provided for herein.

               13.14 Other Business Ventures. The Partners, including the General Partner, may engage in and possess an interest in any other professional or business venture of any nature and description whatsoever, independently or with others, including, but not limited to, the acquisition, ownership, and operation of ventures competitive with, and similar in nature to, the business conducted by the Partnership.

                  IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement effective as of the Organization Date.

                  PCA NATIONAL, INC., a North Carolina corporation, General Partner

Attest:

                                     By: /s/ Barry J. Feld
                                         ---------------------------------
                                       Barry J. Feld, President

/s/ James Robert Wren, Jr.
-------------------------------------
James Robert Wren, Jr., Secretary

                  PCA PHOTO CORPORATION OF CANADA, INC., a North Carolina corporation, Limited Partner

Attest:

                                     By: /s/ Barry J. Feld
                                         ---------------------------------
                                       Barry J. Feld, President

/s/ James Robert Wren, Jr.
-------------------------------------
James Robert Wren, Jr., Secretary

                                   SCHEDULE I

                 PARTNERS, CONTRIBUTIONS, AND PARTNERSHIP UNITS

--------------------------------------------------------------------------------
              Name             Contribution        Number of     Type of Units
                                                     Units
--------------------------------------------------------------------------------
PCA National, Inc.*          See Schedule I-A        1,000      General Partner
                             attached hereto.
--------------------------------------------------------------------------------
PCA Photo Corporation of     See Schedule I-A       99,000      Limited Partner
Canada, Inc.                 attached hereto.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total                                              100,000
--------------------------------------------------------------------------------


 *The Partners contemplate that PCA National, Inc., a North Carolina corporation shall merge with and into PCA Delaware Merger Corporation, a Delaware corporation which soon thereafter shall convert into PCA National LLC, a Delaware limited liability company. Each of the foregoing entities shall constitute and succeed to the General Partner of the Partnership for so long as it continues to exist and its immediate successor has not yet succeeded to it by merger or by conversion.